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                                                                  EXHIBIT  10.35

December 15 , 1999

Mr. Richard Cote
2 Toboggan Ridge
Saddle River, NJ 07458

Dear Rick:

This will confirm the agreement between you and Movado Group, Inc. (the "Corporation") concerning the payment of severance by the Corporation to you under certain circumstances as hereinafter set forth.

1. For purposes of this Agreement, a "Change of Control" of the Corporation shall mean the occurrence of any of the following events:

         (a) the acquisition by any single individual or entity or group (within the meaning of Section 13(d)(3) or 14(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) ("Person") of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined aggregate voting power of the Corporation's then outstanding voting securities other than (i) any acquisition directly from the Corporation, excluding an acquisition by virtue of the exercise of a conversion privilege, unless the security being so converted was itself acquired directly from the Corporation , (ii) any acquisition by the Corporation or by any Person controlled by, under common control with or controlling the Corporation ("Affiliate"), (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or by an Affiliate, (iv) any acquisition by any Person, or any entity controlled by any such Person, who, as of May 12, 1999 was the beneficial owner of at least fifteen percent (15%) of the combined aggregate voting power of the Corporation's then outstanding voting securities, or (v) any acquisition that complies with subsection b(i) of this section 1; or

         (b) the approval by the shareholders of the Corporation of a reorganization, merger or consolidation, or the sale or other disposition of all or substantially all the assets of the Corporation ("Corporate Transaction"); excluding, however, any Corporate Transaction (i) as a result of which the Persons, each of whom was, as of May 12, 1999, the beneficial owner of more than fifteen percent (15%) of the combined aggregate voting power of the then outstanding voting securities of the Corporation, or any entity controlled by such Persons, will beneficially own, directly or indirectly, more than thirty percent (30%) of the combined aggregate voting power of the then outstanding voting securities of the corporation resulting from such Corporate Transaction; or
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         (c) the complete liquidation or dissolution of the Corporation.

2. In the event of your Qualified Termination of Employment, you shall be entitled, as compensation for services rendered (subject to any applicable payroll or other taxes required to be withheld) to continue to receive regular bi-weekly payments of base salary for twenty four months following the date of such Qualified Termination of Employment.

3. (a) "Qualified Termination of Employment" shall mean your termination of employment with the Corporation, other than as a consequence of your death or Disability, within two years after a Change of Control of the Corporation,

         (i)      by the Company for any reason other than for Cause, or

         (ii) by you by reason of an Adverse Change in Conditions of Employment.

     (b) For the purpose of this Section 3, "Cause" shall mean gross negligence or willful misconduct in respect of your obligations to the Corporation (including but not limited to final conviction for a felony or perpetration of a common law fraud) that has or is likely to result in material economic damage to the Corporation.

     (c) An "Adverse Change in Conditions of Employment" shall mean the occurrence of any of the following events:

         (i) change by the Corporation of your functions, duties or responsibilities, which change would cause your position with the Corporation to become one of substantially less dignity, responsibility, importance or scope;

         (ii) a reduction by the Corporation of your monthly base salary as in effect immediately preceding the Change of Control or as the same may thereafter be increased from time to time;

         (iii) failure by the Corporation to continue you in any compensation or benefit plan in which, and on at least as favorable a basis, as, you were participating immediately preceding the Change of Control or, if more favorable to you, failure by the Corporation to provide for you participation in any compensation or benefit plan on a comparable basis and as in effect at any time thereafter with respect to other key employees;

         (iv) the Corporation's requiring you to be based anywhere other than fifty (50) miles of your principal office location prior to the Change of Control, except for required travel on the Corporation's business to an extent substantially consistent with your business travel obligations prior to the Change of Control.

4. Termination by the Corporation of your employment based on Disability shall mean termination because of your absence from duties with the Corporation on a full time basis for six (6) consecutive months, as a result of your incapacity due to physical or mental illness which is determined to be total and permanent by a physician selected by the Corporation or its insurers and acceptable to you or your legal representative (such Agreement as to acceptability not to be withheld unreasonably).

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5.       You shall hold, in a fiduciary capacity for the benefit of the
Corporation, all secret or confidential information, knowledge or data relating to the Corporation and its businesses which shall have been obtained by you during your employment by the Corporation and which shall not be public knowledge (other than by your acts in violation of this provision). After termination of your employment with the Corporation, you shall not, without the prior written consent of the Corporation use, communicate or divulge any such information, knowledge or data to any one other than the Corporation and those persons designated by it.


6. If one or more of the covenants or agreements provided for in this Agreement is contrary to any express provision of law or contrary to the policy of expressed law, though not expressly prohibited, then such covenant or covenants, agreement or agreements shall be null and void and shall be deemed separable from the remaining covenants and agreements and shall in no way affect the validity of this Agreement or the effect of any remaining covenant or agreement.


7        All notices required or permitted hereunder shall be in writing and sent by fax and first class mail or overnight courier to the parties at their respective addresses first set forth above.


8. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force and effect.


9. No amendment or modification of this Agreement or any of its terms shall be binding on either of the parties to this Agreement unless such amendment or modification is in writing and is executed by both parties to this Agreement.


10. It is the intention of the Corporation and you that no portion of the payments made hereunder be deemed to be an excess parachute payment as defined in Section 280G of the Internal Revenue Code of 1986, as amended, or any successor thereto ( the "Code"). It is agreed that the total amount of such payments and any other payment to or for the benefit of you in the nature of compensation, receipt of which is contingent on a Change in Control, and to which Section 280G of the Code applies, shall not exceed an amount equal to one dollar less than the maximum amount which you may receive without becoming subject to the tax imposed by Section 4999 of the Code or any successor provision or which the Corporation may pay without the loss of deduction under
Section 280G of the Code or any successor provisions.

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11.      This Agreement shall be governed by the law of New York without reference to any conflict of laws rules and the parties consent to the personal jurisdiction of the federal and state courts sitting in New York county and agree that any dispute arising hereunder shall be resolved in such courts.


                                        Very truly yours,





                                        MOVADO GROUP, INC.
                                        By :/s/ Vivian D'Elia
                                        Name:   Vivian D'Elia
                                        Title: Sr. VP HR



Agreed and accepted
this  16 day of December,

/s/ Richard Cote
    Richard Cote

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